Exhibit 10.44

Officer Indemnification Agreement

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of this 1st day of December 2005, between COGNOS INCORPORATED (the “Corporation”) and _______________ (the “Indemnified Party”).

RECITALS:

A.	Certain of the Corporation’s officers may be subject to personal liability due to the nature of the services and activities they complete on behalf of the Corporation.

B.	The Board of Directors of the Corporation (the “Board”) has determined that the Corporation should act to assure such officers who are at risk of potential personal liability as a result of their position with the Corporation, including the Indemnified Party, should be provided reasonable protection through indemnification to the extent permitted by law.

NOW THEREFORE the parties agree as follows:

1.	Indemnification. The Corporation will indemnify and save harmless the Indemnified Party and the heirs and legal representatives of the Indemnified Party to the fullest extent permitted by applicable law:

1.1 from and against all Expenses (as defined below) sustained or incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other Proceeding (as defined below), whether or not brought by the Corporation, to which the Indemnified Party is made a party by reason of being or having been an officer of the Corporation, except for any Expense attributable to the Indemnified Party’s gross negligence or willful misconduct, or in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party’s not having had reasonable grounds for believing that the Indemnified Party’s conduct was lawful.

“Expenses” means all costs, charges, damages, awards, settlements, liabilities, fines, penalties, statutory obligations, professional fees, and other expenses of whatever nature or kind, provided that any costs expenses and professional fees included as Expenses hereunder shall be reasonable.

“Proceeding” will include a claim, demand, suit, proceeding, inquiry, hearing, discovery or investigation, of whatever nature or kind, whether anticipated, threatened, pending, commenced, continuing or completed, and any appeal or appeals therefrom.

The indemnities in this Agreement also apply to the Indemnified Party in respect of his or her service at the Corporation’s request as (a) an officer or director of another corporation, including without limitation, a subsidiary of affiliate of the Corporation or (c) a similar role with another entity, including a partnership, trust, joint venture or other unincorporated entity.

2.	Presumptions/Knowledge

2.1 For the purposes of any determination hereunder, the Corporation will have the burden of establishing the gross negligence or willful misconduct on the part of the Indemnified Party. The termination of any civil, criminal, administrative, investigative or other proceeding by any judgment, order, settlement or conviction will not, of itself, create a presumption either that the Indemnified Party acted with gross negligence or willful misconduct or that, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party did not have reasonable grounds for believing that the Indemnified Party’s conduct was lawful.

2.2 The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or any other entity will not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.

2.3 The Corporation will have the burden of establishing that any Expense it wishes to challenge is not reasonable.

3.	Notice by Indemnified Party. As soon as is practicable, upon the Indemnified Party becoming aware of any Proceeding which may give rise to indemnification under this Agreement (other than a Proceeding commenced by the Corporation), the Indemnified Party will give written notice to the Corporation. Failure to give notice in a timely fashion will not disentitle the Indemnified Party to indemnification.

4.	Investigation by Corporation. The Corporation may conduct any investigation it considers appropriate of any Proceeding of which it receives notice under Section 3, and will pay all costs of that investigation. Upon receipt of reasonable notice from the Corporation, the Indemnified Party will, acting reasonably, co-operate fully with the investigation provided that the Indemnified Party will not be required to provide assistance that would materially prejudice: (a) his or her defence; (b) his or her ability to fulfill his or her business obligations; or (c) conduct his or her business and/or personal affairs. The Indemnified Party will, for the period of time that s/he cooperates with the Corporation with respect to an investigation, be compensated by the Corporation at the rate of $2,000 (U.S.) per day (or partial day) plus reasonable out-of-pocket Expenses actually incurred provided that the Indemnified Party will not be entitled to the per diem if he/she is employed as an officer of the Corporation when co-operation is sought.

5.	Payment for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is a witness or participant other than as a named party in a Proceeding, the Corporation will pay to the Indemnified Party all out-of-pocket Expenses actually and reasonably incurred by the Indemnified Party or on the Indemnified Party’s behalf in connection therewith. The Indemnified Party will also be compensated by the Corporation at the rate of $2,000 (U.S.) per day (or partial day) provided that the Indemnified Party will not be entitled to the per diem if he/she is employed as an officer of the Corporation when co-operation is sought.

6.	Expense Advances. The Corporation will, upon request by the Indemnified Party, make advances (“Expense Advances”) to the Indemnified Party of all amounts for which the Indemnified Party seeks indemnification under this Agreement before the final disposition of the relevant Proceeding. Expense Advances may include anticipated Expenses. In connection with such requests, the Indemnified Party will provide the Corporation with a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party is legally entitled to indemnification, along with sufficient particulars of the Expenses to be covered by the proposed Expense Advance to enable the Corporation to make an assessment of its reasonableness. The Indemnified Party’s entitlement to such Expense Advance will include those Expenses incurred in connection with any Proceeding by the Indemnified Party against the Corporation seeking an adjudication or award pursuant to this Agreement. The Corporation will make payment to the Indemnified Party within 20 days after the Corporation has received the foregoing information from the Indemnified Party. All Expenses for which indemnification is sought must be reasonable and Expense Advances must relate to Expenses anticipated within a reasonable time of the request.

The Indemnified Party will repay to the Corporation all Expense Advances not actually required, and all Expense Advances if and to the extent that it is determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification under this Agreement.

7.	Indemnification Payments. With the exception of Expense Advances which are governed by Section 6, the Corporation will pay to the Indemnified Party any amounts to which the Indemnified Party is entitled hereunder promptly upon the Indemnified Party providing the Corporation with reasonable details of the claim.

8.	Right to Independent Legal Counsel. If the Indemnified Party is named as a party or a witness to any Proceeding, or the Indemnified Party is questioned or any of his or her actions, omissions or activities are in any way investigated, reviewed or examined in connection with or in anticipation of any actual or potential Proceeding, the Indemnified Party will be entitled to retain independent legal counsel at the Corporation’s expense to act on the Indemnified Party’s behalf to provide an initial assessment to the Indemnified Party of the appropriate course of action for the Indemnified Party. The Indemnified Party will be entitled to continued representation by independent counsel at the Corporation’s expense beyond the initial assessment unless the parties agree that there is no conflict of interest between the Corporation and the Indemnified Party that necessitates independent representation. A conflict of interest will be deemed to exist if the Indemnified Party reasonably believes that his or her legal position or reputation could be adversely affected without independent representation.

9.	Settlement. The parties will act reasonably in pursuing the settlement of any Proceeding. The Corporation may not negotiate or effect a settlement of claims against the Indemnified Party without the consent of the Indemnified Party, acting reasonably. The Indemnified Party may negotiate and effect a settlement without the consent of the Corporation but the Corporation will not be liable for any settlement negotiated without its prior written consent, which consent will not be unreasonably withheld.

10.	Directors’ & Officers’ Insurance. The Corporation will ensure that its liabilities under this Agreement, and the potential liabilities of Indemnified Parties that are subject to indemnification by the Corporation pursuant to this Agreement, are at all times supported by a directors’ and officers’ liability insurance policy that has been approved by the Board. The Corporation will, upon request, provide to the Indemnified Party a copy of each policy of insurance providing the coverages contemplated by this Section promptly after coverage is obtained, and will promptly notify the Indemnified Party if the insurer cancels, makes material changes to coverage or refuses to renew coverage (or any part of the coverage).

11.	Arbitration. All disputes, disagreements, controversies or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement will be determined by arbitration before a single arbitrator under the Arbitration Act, 1991 (Ontario). The arbitrator will determine, based on the outcome of the arbitration, the breakdown between the Corporation and the Indemnified Party of the costs for conducting the arbitration.

12.	Tax Adjustment. Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation will pay any amount necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party.

13.	Cost of Living Adjustment. The $2,000 (U.S.) per diem payable pursuant to Sections 4 and 5 will be adjusted to reflect changes from January 1, 2006 in the All-items Cost of Living Index for Toronto prepared by Statistics Canada or any successor index or government agency.

14.	Governing Law. This Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

15.	Priority and Term. This Agreement will supersede any previous agreement between the Corporation and the Indemnified Party dealing with this subject matter, and will be deemed to be effective as of the date on which the Indemnified Party first became an officer of the Corporation.

16.	Survival. The obligations of the Corporation under this Agreement, other than Section 10, will continue until the later of (a) 15 years after the Indemnified Party ceases to be an officer of the Corporation or any other entity in which he or she serves in a similar capacity at the request of the Corporation and (b) one year after the final termination of all Proceedings with respect to which the Indemnified Party is entitled to claim indemnification hereunder. The obligations of the Corporation under Section 10 of this Agreement will continue for 6 years after the Indemnified Party ceases to be an officer of the Corporation or any other entity in which he or she serves in a similar capacity at the request of the Corporation.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

COGNOS INCORPORATED

by:	_________________________________________
Name:
Title:

_________________________________________	_________________________________________
Witness Signature	Officer

_________________________________________
Witness Name

138